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EXHIBIT 10.1

                           THIRD AMENDED AND RESTATED
                           REVOLVING CREDIT AGREEMENT

                                      AMONG

                         AMERITRADE HOLDING CORPORATION
                                       AND
                     FIRST NATIONAL BANK OF OMAHA, AS AGENT
                                       AND
                         REVOLVING LENDERS PARTY HERETO

                                DECEMBER 15, 2003

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              THIRD AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

         This THIRD AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (the "Agreement") is entered into as of the 15th day of December, 2003, among AMERITRADE HOLDING CORPORATION (formerly Arrow Stock Holding Corporation), a Delaware corporation having its principal place of business at 4211 South 102nd Street, Omaha, Nebraska 68127 (the "Borrower"), FIRST NATIONAL BANK OF OMAHA, a national banking association having its principal place of business at 1620 Dodge Street, Omaha, Nebraska 68197-1050 ("Agent" or "FNB-O"), LASALLE BANK NATIONAL ASSOCIATION, a national banking association having its principal place of business at 801 Grand Street, Suite 3150, Des Moines, Iowa 50309, M&I MARSHALL & ILSLEY BANK, a Wisconsin banking association having its principal place of business at 770 North Water Street, Milwaukee, Wisconsin 53201-2035, WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association having its principal place of business at 1919 Douglas Street, Omaha, Nebraska 68102 and such lenders as may become Revolving Lenders hereunder after the date hereof.

                                 I. DEFINITIONS

         For purposes of this Agreement, the following definitions shall apply:

AA Rated:         Taxable, tax-exempt or tax-advantaged securities that have an issue or issuer credit rating from a nationally recognized statistical rating organization of at least AA, Aa2 or the equivalent; provided, however, that for those securities for which long-term ratings are not available, "AA Rated" means those taxable, tax-exempt or tax-advantaged securities that have an issue or issuer credit rating from a nationally recognized statistical rating organization of at least A1, SP1/MIG 1 or P1.

Acquisition:      Any acquisition, by purchase or otherwise, of all or
                  substantially all of the assets of, or stock or other evidence of equity ownership of, any Person or any division or line of business of any Person by the Borrower or any of its Subsidiaries.

Advance: Any advance of funds to the Borrower by the Revolving Lenders or any of them under the revolving credit facility provided in this Agreement.

Agreement:        This Third Amended and Restated Revolving Credit Agreement,
                  dated as of December 15, 2003, among the Borrower and the Revolving Lenders, as amended or restated from time to time.

Ameritrade,
Inc.: Ameritrade, Inc., formerly known as Advanced Clearing, Inc., a Nebraska corporation and Subsidiary of Ameritrade Online.

Ameritrade

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Online:           Ameritrade Online Holdings Corp., formerly known as Ameritrade
                  Holding Corporation, and a wholly-owned Subsidiary of the Borrower.

Applicable
Margin: For purposes of determining the Revolving Credit Rate, the margin is (i) zero for the National Prime Rate, or (ii) plus 2.00% for LIBOR.

Borrower:         Ameritrade Holding Corporation, formerly known as Arrow Stock
                  Holding Corporation.

Broker-
Dealer
Liquidity
Agreements:       Liquidity agreements entered into by one or more Broker-Dealer
                  Subsidiaries, including the $310,000,000 unsecured promissory note entered into by Ameritrade, Inc. with The Bank of New
                  York and the $100,000,000 secured liquidity agreement entered into by Ameritrade, Inc. with The Bank of New York.

Broker-
Dealer
Subsidiary:       Any Subsidiary of the Borrower, direct or indirect, that is a registered broker-dealer pursuant to the Exchange Act.

Business
Day: Any day other than a Saturday, Sunday or a legal holiday on which banks in the State of Nebraska are not open for business.

Cash
Equivalents:      Cash on deposit plus those Permitted Investments described in clauses (a), (b), (c) (so long as such commercial paper has a maturity of ninety (90) days or less), (d) and (e) of the definition of "Permitted Investments" in this Article I.

Change of
Control: (a) At any time when any of the equity securities of the Borrower shall be registered under Section 12 of the Exchange Act (i) any person, entity or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) (other than any person which is a management employee, or any such "group" which consists entirely of management employees, of the Borrower or any "group" formed in connection with that certain Stockholders Agreement, by and among J. Joe Ricketts, members of his family and trusts held for their benefit, and investment funds affiliated with Bain Capital, Silver Lake Partners and TA Associates, and entered into in connection with the 2002 Datek merger) being or becoming the beneficial owner, directly or indirectly, of voting stock of the Borrower in an amount sufficient to elect a majority of the members of the Borrower's board of directors, or (ii) a majority of the members of the Borrower's board of directors (the "Board") consisting of persons other than Continuing Directors (as hereinafter defined); and (b) at any other time, the majority of the voting stock of the Borrower being owned beneficially, directly or indirectly, by any person,

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                  entity or group other than employees of the Borrower or its
                  Subsidiaries. As used herein, the term "Continuing Director" means any member of the Board on the date of this Agreement, and any other member of the Board who shall be recommended or elected to succeed a Continuing Director by a majority of Continuing Directors who are the members of the Board.

Collateral:       All personal property of the Borrower and each Guarantor
                  described in the Security Agreements and the Pledge
                  Agreements, whether now owned or hereafter acquired, including, without limitation:

                                    (a) all of the Borrower's stock in any
                           present or future Material Subsidiary, including without limitation, Ameritrade Online and Datek; provided, however, that the Collateral shall not include any investment property or equity securities issued by any Subsidiary of the Borrower that is organized under the laws of any jurisdiction other than the United States of America (or any state thereof) in excess of sixty-five percent (65%) of the total voting power of all equity securities of such Subsidiary;

                                    (b) all of the Borrower's accounts, accounts
                           receivable, chattel paper, documents, instruments and other securities, goods, inventory, letter of credit rights, equipment, furniture and fixtures, general intangibles, contract rights, computer, data processing, hardware and software licenses, books and records;

                                    (c) all of Ameritrade Online's stock in any
                           present or future Material Subsidiary, including without limitation, the following: Ameritrade, Inc.; J.P. Securities, Inc.; Accutrade, Inc.; Financial Passport, Inc.; TradeCast, Inc.; Nebraska Hudson Company, Inc.; Ameritrade Institutional Services, Inc.; Freetrade.com, Inc.; AmeriVest Brokers, Inc.; OnMoney Financial Services Corporation; Ten Bagger Incorporated; Ameritrade Canada, Inc.; Ameritrade International Company, Inc.; Ameritrade Services Company; Ameritrade IP Company; and Ameritrade Development Company; provided, however, that the Collateral shall not include any investment property or equity securities issued by any Subsidiary of Ameritrade Online that is organized under the laws of any jurisdiction other than the United States of America (or any state thereof) in excess of sixty-five percent (65%) of the total voting power of all equity securities of such Subsidiary;

                                    (d) all of Ameritrade Online's accounts,
                           accounts receivable, chattel paper, documents, instruments and other securities (excluding NITE Stock), goods, inventory, letter of credit rights, equipment, furniture and fixtures, general intangibles, contract rights, computer, data processing, hardware and software licenses, books and records;

                                    (e) all of Datek's stock in Ameritrade, Inc.
                           and in any present or future Material Subsidiary, including without limitation, the following:

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                           Datek Online Financial Services LLC; iClearing;
                           BigThink Corp.; Datek Online Management Corp.; Watcher Technologies LLC; and iCapital Markets LLC; provided, however, that the Collateral shall not include any investment property or equity securities issued by any Subsidiary of Datek that is organized under the laws of any jurisdiction other than the United States of America (or any state thereof) in excess of sixty-five percent (65%) of the total voting power of all equity securities of such Subsidiary; provided further, that the Collateral shall not include any investment property or equity securities issued by Datek Canada Financial Services, Inc.;

                                    (f) all of Datek's accounts, accounts
                           receivable, chattel paper, documents, instruments and other securities, goods, inventory, letter of credit rights, equipment, furniture and fixtures, general intangibles, contract rights, computer, data processing, hardware and software licenses, books and records and equitable interests in limited liability companies, including, without limitation, Datek Online Financial Services LLC, iClearing, Watcher Technologies LLC and iCapital Markets LLC; and

                                    (g) all proceeds and products of the
                           foregoing.

Commitment:       As to each Revolving Lender, such Revolving Lender's pro rata percentage or maximum dollar amount of the commitments set forth in Section 2.1 of this Agreement.

Datek:            Datek Online Holdings Corp., a wholly-owned Subsidiary of the
                  Borrower.

Default Rate:     The Revolving Credit Rate as defined herein plus 3.0%.

Derivatives:      (a) Any rate swap transaction, basis swap, credit derivative transaction, forward rate transaction, equity or equity index swap or option, bond or bond price or bond index swap or option or forward bond or forward bond price or forward bond index transaction, interest rate option, forward foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot contract or any other similar transaction or any combination of the foregoing
                  (including any option to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign
                  Exchange Master Agreement or any other master agreement to which the Borrower or any of its Subsidiaries is a party, including any Derivative in connection with deferred compensation for one or more key employees of the Borrower or its Subsidiaries.

Derivative

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Indebtedness:     With respect to any Derivative, the sum (without duplication and determined after taking into account the effect of any netting agreement relating to such Derivative) of all required cash termination amounts thereunder payable by the Borrower or any Subsidiary, minus cash on deposit securing such Indebtedness.

Distributable
Net Capital:      Excess Regulatory Net Capital which is available to
                  broker-dealer Subsidiaries of the Borrower to be distributed to the Borrower or a Guarantor without prior notice or consent of the applicable regulators.

ERISA: The Employee Retirement Income Security Act of 1974, as amended.

Event of
Default:          Any of the events set forth in Section 6.1 of this Agreement.

Exchange
Act: The Securities Exchange Act of 1934, as amended from time to time.

Excess
Regulatory
Net Capital:      The aggregate amount of the actual Regulatory Net Capital for each Broker-Dealer Subsidiary, minus Minimum Regulatory Net
                  Capital.

Existing Credit
Facility:         The Second Amended and Restated Revolving Credit Agreement
                  dated as of December 16, 2002, by and among FNB-O, the Borrower, LaSalle Bank National Association and M&I Marshall &
                  Ilsley Bank.

Fiscal
Month: A month that ends as of the last Friday of a calendar month, or, as to December, as of December 31st.

FNB-O: First National Bank of Omaha, a national banking association having its principal place of business at 1620 Dodge Street, Omaha, Nebraska 68197-1050, and its successors and assigns.

GAAP: Generally accepted accounting principles as in effect from time to time in the United States of America.

Guarantor:        Either Ameritrade Online or Datek, and "Guarantors" means both of them.

Guarantor
Documents:

                  (a) The Amended and Restated Guaranty Agreement, dated as of the date hereof, between Ameritrade Online and Agent;

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                  (b)      The Second Amended and Restated Guaranty Agreement,
                           dated as of the date hereof, between Datek and Agent;

                  (c) The Third Amended and Restated Stock Pledge Agreement, dated as of the date hereof, between Ameritrade Online and Agent;

                  (d) The Second Amended and Restated Stock Pledge Agreement, dated as of the date hereof, between Datek and Agent;

                  (e) The Third Amended and Restated Security Agreement, dated as of the date hereof, between Ameritrade Online and Agent; and

                  (f) The Second Amended and Restated Security Agreement, dated as of the date hereof, between Datek and Agent.

iClearing:        iClearing LLC, a Delaware limited liability company and a
                  Subsidiary of Datek.

Indebtedness:     All loans and other obligations of the Borrower and the
                  Guarantors for borrowed money, without duplication, (including, without limitation, the indebtedness due to the Revolving Lenders) and all Derivative Indebtedness; but excluding the following: (i) capital leases incurred in the ordinary course of business; (ii) net payables to customers and broker-dealers in the ordinary course of business; (iii) borrowings collateralized by client assets in the ordinary course of business; (iv) Subordinated Debt; and (v) amounts under Broker-Dealer Liquidity Agreements; provided that the aggregate outstandings plus undrawn commitment amounts of all such liquidity agreements shall not exceed $510,000,000 at any one time.

Investments:      (i) Any direct or indirect purchase or other acquisition by the Borrower or any of its Subsidiaries of, or of a beneficial interest in, any securities of any other Person (including any Subsidiary of the Borrower), or (ii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by the Borrower or any of its Subsidiaries to any other Person, but excluding Acquisitions.

LaSalle
Bank National
Association:      LaSalle Bank National Association, a national banking
                  association having its principal place of business at 801
                  Grand Street, Suite 3150, Des Moines, Iowa 50309.

Letter(s) of
Credit: Letter(s) of Credit issued under the Letter of Credit Facility, the Letter of Credit Amount of which shall not exceed $15,000,000.00 at any time.

Letter of
Credit

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Amount:           The original face amount of the Letters of Credit, minus the amount of any draws thereunder which have been reimbursed to the Agent for the benefit of the Revolving Lenders.

Letter of
Credit
Facility:         The letter of credit facility provided for in Section 2.7 of the Agreement.

Letter of
Credit Fees:      The letter of credit fees specified in Section 2.9 of this
                  Agreement.

Leverage
Ratio:            Minimum Liquid Assets divided by Permitted Indebtedness;
                  provided, however, for this purpose Non-Broker-Dealer Cash shall not be less than thirty-three percent (33%) of Minimum Liquid Assets; and, provided further, that such Non-Broker-Dealer Cash shall not be subject to any Lien other than Liens in favor of the Agent on behalf of the Revolving Lenders.

LIBOR
Rate: The floating per annum interest rate published from time to time as the "one month LIBOR rate" in the "Money Rates" Section of the Midwest Edition of the Wall Street Journal on the first Business Day of each month, or if no such rate is published on such date, on the last preceding date on when such rate was published.

Material
Subsidiary:       Any Subsidiary with total assets equal to or greater than
                  $2,000,000.00.

M&I
Marshall &
Ilsley Bank:      M&I Marshall & Ilsley Bank, a Wisconsin banking association having its principal place of business at 770 North Water
                  Street, Milwaukee, Wisconsin 53201-2035.

Minimum
Liquid
Assets:           The sum of all Non-Broker-Dealer Cash plus Distributable Net
                  Capital.

Minimum
Regulatory
Net Capital:      The amount of net capital required for any Subsidiary
                  that is a broker-dealer under Section 15(c)(3) of the Exchange
                  Act and the regulations promulgated thereunder; provided, however, in no event shall Minimum Regulatory Net Capital be less than the greater of (a) the lesser of (x) $250,000 and
                  (y) the minimum fixed dollar amount applicable to such Subsidiary or (b) two percent (2%) of aggregate debit items.

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Money
Market
Funds: At any time, money market funds whose rating from Standard and Poor's Rating Services Group ("S&P") is AAAm or AAm or the equivalent thereof or whose Moody's Investor Services ("Moody's") rating is Aaa or Aa or the equivalent thereof; provided, however, that any tax-exempt money market funds shall have minimum assets of at least $2,000,000,000 and any taxable money market funds shall have minimum assets of at least $4,000,000,000.

National
Prime Rate:       The floating per annum interest rate published from time
                  to time as the "Prime Rate" (the base rate on corporate loans posted by at least 75% of the nation's 30 largest banks) in the "Money Rates" Section of the Midwest Edition of the Wall
                  Street Journal on the first Business Day of the month, or if no such rate is published on such date, on the last preceding date when such rate was published.

NITE Stock:       The common stock, or any securities exchanged for the
                  common stock, of Knight Trading Group, Inc. (formerly
                  Knight/Trimark Group, Inc.), held by the Borrower or any of its Subsidiaries.

Non-Broker-
Dealer Cash:      Cash on hand or on deposit, plus Cash Equivalents, of the
                  Borrower or any Subsidiary that is not a broker-dealer.

Notes: The revolving credit notes, substantially in the form of Exhibit A attached to this Agreement, which notes replace the revolving credit notes issued and outstanding under the Existing Credit Facility, and such additional similar notes as may be issued to certain additional Revolving Lenders, and all extensions, renewals, and substitutions of or for the foregoing.

Operative
Documents:        This Agreement, the Notes, the Pledge Agreements, the Security
                  Agreements, the Guarantor Documents, the financing statements regarding the Collateral and the documents and certificates delivered pursuant to Section 5.1.

Permitted
Indebtedness:     Senior Debt plus Derivative Indebtedness not to exceed
                  $10,000,000 in the aggregate.

Permitted
Investments:      Any one or more of the following:

                                    (a) certificates of deposit fully covered by
                           Federal Deposit Insurance and maintained at a bank having capital and surplus of not less than $50,000,000;

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                                    (b) short-term obligations of, or
                           obligations fully guaranteed by, the United States of America or any agencies thereof;

                                    (c) commercial paper rated at least A-1 by
                           Standard and Poor's Ratings Service or P-1 by Moody's Investors Service, Inc.;

                                    (d) demand deposit accounts maintained in
                           the ordinary course of the business at a bank having capital and surplus of not less than $50,000,000;

                                    (e) Money Market Funds;

                                    (f) AA Rated or equivalent (or better)
                           variable rate preferred stock or debt;

                                    (g) AA Rated or equivalent (or better)
                           municipal notes and bonds; and

                                    (h) overnight repurchase agreements with
                           respect to, and which are fully secured by a security interest in, direct obligations issued by or fully guaranteed by the United States of America, and that are entered into with any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000.

                  provided, however, that the percentage of the Borrower's investment portfolio that can be invested in AA Rated securities is limited to twenty-five percent (25%) of the Borrower's total investment portfolio, valued in accordance with GAAP, so long as the remainder of the Borrower's investment portfolio is invested in at least AAA securities (or the equivalent rating for short-term investments) or in items described in clauses (a) through (e) above; provided further, that the maturities for any Permitted Investments shall not exceed one year; and provided further, that the average maturity of the Borrower's investment portfolio at all times cannot exceed one hundred eighty (180) days. For purposes of this definition, "maturity" includes final maturity, or the put or pre-refunding date when securities are to be liquidated at a predetermined price (usually par value).

Permitted
Liens: (i) Liens existing on the date of this Agreement as shown on Exhibit D; (ii) Liens for taxes, assessments, governmental charges or claims which are not yet delinquent or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor; (iii) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other like Liens arising in the

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                  ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, and if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor; (iv) Liens (other than any Lien imposed by the Employee Retirement Income Security Act of 1974, as amended) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (v) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (vi) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Borrower or any of its Subsidiaries incurred in the ordinary course of business; (vii) judgment and attachment Liens not giving rise to an Event of Default;
                  (viii) leases or subleases granted to others not interfering in any material respect with the business of the Borrower or any of its Subsidiaries; (ix) Liens securing Permitted Indebtedness; (x) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Borrower; (xi) any interest or title of a lessor in the property subject to any capital lease obligation or operating lease entered into by the Borrower in the ordinary course of business provided that the incurrence of any related indebtedness is not prohibited by this Agreement; (xii) Liens of banks in funds on deposit with such banks; (xiii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
                  (xiv) customary Liens securing Derivative Indebtedness; and
                  (xv) extensions, renewals or regranting of any Liens referred to in clauses (i) through (xiv) above.

Person: Natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments (whether federal, state or local, domestic or foreign, and including political subdivisions thereof) and agencies or other administrative or regulatory bodies thereof.

Plan: All pension, savings, retirement, health, insurance, severance and other employee benefit or fringe benefit plans, programs, arrangements or agreements (including "employee benefit plans" as defined in Section 3(3) of ERISA) maintained or sponsored by the Borrower or any Subsidiary or with respect to which the Borrower or any Subsidiary has any responsibility, obligation or liability, contingent or otherwise.

Pledge
Agreements:       Collectively, the following Stock Pledge Agreements: (i) the
                  Third Amended and Restated Stock Pledge Agreement, dated as of the date hereof, between

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                  Ameritrade Online and FNB-O, as agent for the Revolving
                  Lenders, as amended or restated from time to time; (ii) the Second Amended and Restated Stock Pledge Agreement, dated as of the date hereof, between the Borrower and FNB-O, as agent for the Revolving Lenders, as amended or restated from time to time; and (iii) the Second Amended and Restated Stock Pledge Agreement, dated as of the date hereof, between Datek and FNB-O, as agent for the Revolving Lenders, as amended or restated from time to time.

Potential
Event of
Default: Any event which with the passage of time or the giving of notice or both would, if it continues uncured, constitute an Event of Default.

Principal
Loan
Amount: The aggregate principal amount of all unpaid Advances made under the Notes outstanding at any time, plus the then current Letter of Credit Amount.

Regulatory
Net Capital:      The amount of net capital held by any Subsidiary that is a broker-dealer under Section 15(c)(3) of the Exchange Act and regulations promulgated thereunder.

Requisite
Revolving
Lenders: Except where a higher percentage is required pursuant to the express terms of this Agreement, including without limitation
                  Section 7.1, Revolving Lenders owning fifty-one percent (51%) of the Principal Loan Amount outstanding or, if no Principal Loan Amount is outstanding, Revolving Lenders representing fifty-one percent (51%) of the Commitments in effect at such time.

Revolving
Credit Rate:      As defined in Section 2.3 hereof.

Revolving
Lenders: FNB-O, LaSalle Bank National Association, M&I Marshall & Ilsley Bank, Wells Fargo and such additional Revolving Lenders as may be added as Revolving Lenders under Section 2.1 hereto from time to time in accordance with this Agreement, as such Revolving Lenders may be modified by assignments permitted under Section 7.4 from time to time.

Security
Agreements:       Collectively, the following Security Agreements: (i) the Third
                  Amended and Restated Security Agreement, dated as of the date hereof, between Ameritrade Online and FNB-O, as agent for the Revolving Lenders, as amended or restated from time to time;
                  (ii) the Second Amended and Restated Security Agreement, dated as of the date hereof, between the Borrower and FNB-O, as agent for the Revolving Lenders, as amended or restated from time to time; and (iii) the Second

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                  Amended and Restated Security Agreement, dated as of the date hereof, between Datek and FNB-O, as agent for the Revolving Lenders, as amended or restated from time to time.

Senior
Debt: All amounts owed to the Revolving Lenders under the Notes and the Operative Documents.

Subordinated
Debt: Any indebtedness of the Borrower subordinated in right of payment to the obligations of the Borrower to the Revolving Lenders under the Operative Documents, pursuant to documentation containing maturities, amortization schedules, covenants, defaults, remedies, subordination provisions and other material terms in form and substance satisfactory to and approved by written consent of the Agent and the Requisite Revolving Lenders.

Subsidiary:       Any corporation business association, partnership, joint
                  venture, limited liability company or other business entity in which the Borrower, or one or more of its Subsidiaries, or the Borrower and one or more of its Subsidiaries has more than 50% of the equity ownership thereof, or any other entity which, pursuant to GAAP, would be considered a subsidiary of the Borrower or any one or more of its Subsidiaries.

Termination
Date: December 13, 2004, or such later date as is approved in writing by the Revolving Lenders.

Wells Fargo:      Wells Fargo Bank, National Association, a national banking association having its principal place of business at 1919
                  Douglas Street, Omaha, Nebraska 68102.

All accounting terms not otherwise defined herein shall have the meaning ordinarily applied under GAAP from time to time in effect.

                             II. REVOLVING FACILITY

         2.1 Revolving Credit. Until December 13, 2004, the Revolving Lenders severally agree to advance funds for general corporate purposes not to exceed the amount shown on Appendix I attached hereto, as amended from time to time (the "Base Revolving Credit Facility"), to the Borrower on a revolving credit basis.

         Such Advances shall be made on a pro rata basis by the Revolving Lenders, based on the maximum Advance limits and applicable percentages for each Revolving Lender as shown on Appendix I attached hereto, as amended from time to time; provided, however, that each Revolving Lender's Commitment is several and not joint or joint and several.

         The Borrower shall not be entitled to any Advance hereunder if, after the making of such Advance, the Principal Loan Amount would exceed the then current Base Revolving Credit

Facility after giving effect to the requested Advance. Nor shall the Borrower be entitled to any further Advances hereunder after the occurrence and during the continuation of any Event of Default or Potential Event of Default including a default of the Leverage Ratio covenant under Section 4.19, or if the Borrower's representations and warranties hereunder are not true and correct in all material respects as of the time of the requested Advance. Advances shall be made, on the terms and conditions of this Agreement, upon the Borrower's request. Requests shall be made by 11:00 a.m. Omaha time on the Business Day prior to the requested date of the Advance. Requests shall be made by presentation to FNB-O of a drawing certificate in the form of Exhibit B. The Borrower's obligation to make payments of principal and interest on the foregoing revolving credit indebtedness shall be further evidenced by the Notes. FNB-O shall promptly transmit a copy of each such Advance request to the other Revolving Lenders. Each Revolving Lender shall remit to FNB-O its Commitment percentage times the amount of the Advance request, subject to the conditions specified hereunder. Such remittance shall be transferred to FNB-O on the same Business Day as to requests received by such Revolving Lender before 12:00 noon of a Business Day, and as to requests received thereafter, on the next Business Day.

         2.2      Revolving Credit Fees.

                  (a) The Borrower shall pay to the Revolving Lenders a commitment fee equal to 1/4 of 1% (.0025) of the average unused facility, payable quarterly in arrears. Such fee shall accrue from the first day of each calendar quarter and shall be payable in arrears on the tenth (10th) day of the month following the end of each calendar quarter; provided, however, that the commitment fee for the calendar quarter ending December 31st, 2003 shall accrue from December 15, 2003. Such fee shall be paid to the Agent and based on the average unused portion of each Revolving Lender's Commitment during the applicable quarter. FNB-O shall distribute to each Revolving Lender its pro rata share of such fees based on the maximum Advance limits set forth above.

                  (b) The Borrower shall also pay a closing fee to each Revolving Lender as set forth in Appendix I attached hereto, such fees to be payable at closing.

                  (c) All fees hereunder shall accrue based on a year of 360 days, and for actual days elapsed.

         2.3 Interest on Revolving Credit. Interest shall accrue on the Principal Loan Amount outstanding from time to time at a variable rate per annum (the "Revolving Credit Rate") equal to the lesser of (a) the National Prime Rate minus the Applicable Margin, or (b) the LIBOR Rate plus the Applicable Margin. Such rate shall fluctuate monthly based on changes in such rates on the first day of each month. All interest under the Notes shall accrue based on a year of 360 days, and for actual days elapsed. Interest for any month shall be due no later than the tenth day of the following month. Notwithstanding anything to the contrary elsewhere herein, after an Event of Default has occurred and is continuing, interest shall accrue on the entire outstanding balance of principal and interest on all indebtedness hereunder at a fluctuating rate per annum equal to the Default Rate.

         2.4 Payments. On the next succeeding Business Day after the end of any Fiscal Month the Borrower shall repay the amount, if any, outstanding on the Notes which in the aggregate exceeds the amount of the Base Revolving Credit Facility to be in place on the next succeeding Business Day following such Fiscal Month and, within three (3) Business Days after the end of any Fiscal Month in which the Borrower is not in compliance with the Leverage Ratio covenant in Section 4.19, such amount necessary to bring the Borrower into compliance with Section 4.19. The balance of the loan on December 13, 2004, if any, shall be due on the Termination Date. All obligations of the Borrower under the Notes and under the other Operative Documents shall be payable in immediately available funds in lawful money of the United States of America at the principal office of FNB-O in Omaha, Nebraska or at such other address as may be designated by FNB-O in writing. In the event that a payment day is not a Business Day, the payment shall be due on the next succeeding Business Day.

         2.5 Prepayments. The Borrower may at any time prepay the Principal Loan Amount, in whole or in part, outstanding under the Notes if the Borrower has given the Agent at least one (1) Business Day's prior written notice of its intention to make such prepayment. Any such prepayment may be made without penalty. All such prepayments (other than the prepayments under Section 8.1) shall be made pro rata among the Revolving Lenders based on their respective pro rata share of the amounts outstanding on the Notes. No such prepayment shall reduce the Base Revolving Credit Facility.

         2.6 Security. All obligations of the Borrower hereunder and under the Operative Documents, including, without limitation, the Borrower's obligations to make payments of principal and interest on the Notes and to pay all amounts due in connection with the Letters of Credit, shall be secured by a first security interest in the Collateral, as more specifically described in the Security Agreements and the Pledge Agreements, subject to liens permitted thereunder. All references in the Security Agreements and the Pledge Agreements to the "Revolving Credit Agreement" shall mean this Agreement as amended from time to time.

         2.7 Letter of Credit Facility. Subject to and upon the terms and conditions herein set forth, the Borrower may request and FNB-O on behalf of the Revolving Lenders shall issue from time to time for the account of the Borrower or one or more of its Subsidiaries letters of credit (the "Letters of Credit"); provided, however, FNB-O shall have no obligation to issue any such Letter of Credit unless at such time the Borrower meets all the conditions for an Advance under the Base Revolving Credit Facility and, after such issuance, the aggregate Letter of Credit Amount outstanding will not exceed $15,000,000 and the Principal Loan Amount will not exceed the then available Base Revolving Credit Facility and no Potential Event of Default or Event of Default shall have occurred or be continuing, including a default of the Leverage Ratio covenant under Section 4.19, all as more specifically set forth in this Agreement. The Revolving Lenders shall be obligated to fund pro rata according to their respective pro rata percentages shown in Section 2.1 of this Agreement any draws on such Letters of Credit and shall be entitled to share pro rata in the Letter of Credit Fees and reimbursement amounts received in connection with such Letters of Credit. The Letter of Credit Amount outstanding at any time shall operate to reduce amounts available to be drawn under the Base Revolving Credit Facility by such sum, and shall be deemed to be outstanding for purposes of calculating the commitment fee under Section 2.2 (a) of this Agreement. No Letter of Credit shall have a maturity date occurring later than the Termination Date of this Agreement; provided, however, FNB-O, upon five days prior written notice to the other Revolving Lenders, may issue one or more Letters of Credit in an aggregate amount not to exceed $1,000,000.00 in Letters of Credit under this Agreement with a maturity occurring after the Termination Date of this Agreement (a "Non-Conforming Letter of Credit"), but no other Revolving Lender shall be obligated to fund any draws on such Non-Conforming Letters of Credit and shall not be entitled to share pro rata in the Letter of Credit Fees and reimbursement amounts received in connection therewith unless such Revolving Lender elects in writing to participate in such Non-Conforming Letters of Credit after receipt of notice from FNB-O. Except as provided in the preceding sentence, any such Non-Conforming Letters of Credit shall in all other respects be deemed a "Letter of Credit" under this Agreement. Any reference in this Agreement (including without limitation Articles VII and VIII) to a "loan" or "loans" made under this Agreement shall include the Letters of Credit, and, for purposes of Article VII, amounts outstanding under the Notes shall be deemed to include amounts available to be drawn and unreimbursed drawings under issued and outstanding Letters of Credit.

         2.8 Letter of Credit Documents. Prior to the issuance by FNB-O of any Letters of Credit, the Borrower and, if requested by FNB-O, the applicable Subsidiary, shall execute and deliver to FNB-O an application and continuing letter of credit agreement, such agreements to be in the form provided by FNB-O, as may be amended from time to time for general use in connection with letters of credit issued by FNB-O.

         2.9 Letter of Credit Fees. In addition to all costs incurred by FNB-O in the issuance and enforcement of the Letters of Credit which are to be reimbursed by the Borrower in accordance with the application and continuing letter of credit agreement executed in connection with each Letter of Credit, the Borrower shall pay to the Agent a letter of credit fee (the "Letter of Credit Fee") equal to two percent (2.0%) per annum of the amounts available to be drawn under outstanding Letters of Credit, such fee to be based on the average Letter of Credit Amount outstanding during such quarter; provided, however, that at any time that an Event of Default has occurred and is continuing under the Agreement, such fee shall be equal to five percent (5%) per annum. Such fee shall accrue from the first day of each calendar quarter and shall be payable in arrears on the tenth (10th) day of the month following the end of each calendar quarter; provided, however, that the Letter of Credit Fee for the calendar quarter ending December 31st, 2003 shall accrue from December 15, 2003. Interest shall accrue on amounts drawn under any Letter of Credit, until such amount is reimbursed, at the then current rate for amounts outstanding under the Notes and, for any period that such draw remains unreimbursed more than two Business Days after such draw, at the Default Rate. Agent at its sole option shall have the right to make an advance under the Base Revolving Credit Facility to repay any unreimbursed draws under a Letter of Credit. In addition, the Borrower shall pay such other administrative fees, including a fee for opening the Letter of Credit, as are agreed in writing between FNB-O and the Borrower. Amounts received by FNB-O for opening a Non-Conforming Letter of Credit or as administrative fees with respect to any Letter of Credit remain the property of FNB-O and shall not be shared pro rata with the Revolving Lenders. Letter of Credit Fees shall accrue based on a year of 360 days, and for actual days elapsed.

         2.10 Voluntary Reduction or Termination of Base Revolving Credit Facility. The Borrower may from time to time on at least two (2) Business Days' prior written notice to the Agent (which shall promptly advise each Revolving Lender thereof) permanently reduce the amount of the Base Revolving Credit Facility to an amount not less than the then-outstanding Principal Loan Amount; provided, however, that any such reduction shall be in an aggregate minimum amount of $5,000,000.00 and integral multiples of $1,000,000.00 in excess of that amount. Concurrently with any reduction of the amount of the Base Revolving Credit Facility to zero, as provided in the first sentence of this Section 2.10, the Borrower shall pay all interest on the Advances and all fees. All reductions of the Base Revolving Credit Facility shall reduce the Commitments pro rata among the Revolving Lenders.

         2.11 Payment Receipt. Payments received before 12:00 noon on any Business Day will be credited the same Business Day. Payments received after 12:00 noon on any Business Day will be credited the next Business Day.

                       III. REPRESENTATIONS AND WARRANTIES

         The Borrower represents and warrants that as of the date hereof and as of the date of each and every request for an Advance hereunder, the following are and shall be true and correct:

         3.1 Corporate Existence. Each of the Borrower and its Subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization and duly qualified and in good standing in all states where it is doing business except where the failure to be so qualified would not have a material adverse effect on it and its Subsidiaries taken as a whole, and it has full corporate or limited liability company power and authority to own and operate its properties and to carry on its business.

         3.2 Corporate Authority. Each of the Borrower and the Guarantors has full corporate power, authority and legal right to execute, deliver and perform the Operative Documents to which it is a party, and all other instruments and agreements contemplated hereby and thereby, and to perform its obligations hereunder and thereunder; and such actions have been duly authorized by all necessary corporate action, and are not in conflict with any applicable law or regulation, or any order, judgment or decree of any court or other governmental agency or instrumentality or its articles of incorporation or bylaws, or with any provisions of any indenture, contract or agreement to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of its or their property may be bound.

         3.3 Validity of Agreements. The Operative Documents of the Borrower and each of the Guarantors have been duly authorized, executed and delivered and constitute their legal, valid and binding agreements, enforceable against the Borrower and the Guarantors in accordance with their respective terms (except to the extent that enforcement thereof may be limited by any applicable bankruptcy, reorganization, moratorium or similar laws now or hereafter in effect, or by principles of equity).

         3.4 Litigation. Neither the Borrower nor any Subsidiary is a party to any pending lawsuit or proceeding before or by any court or governmental body or agency, which is likely to have a material adverse effect on (a) the Borrower's ability or any Guarantor's ability to perform its obligations under its Operative Documents or (b) a Subsidiary's ability to pay dividends to the Borrower, to the extent that such impaired ability would have a material adverse effect on the Borrower and its Subsidiaries, taken as a whole; nor is the Borrower aware of any threatened lawsuit or proceeding, to which it or any Subsidiary may become a party or of any investigation of any Court or governmental body or agency into its affairs, which if instituted would have a material adverse effect upon the Borrower's ability or any Guarantor's ability to perform its obligations under its Operative Documents or a Subsidiary's ability to pay dividends to the Borrower, to the extent that such impaired ability would have a material adverse effect on the Borrower and its Subsidiaries taken as a whole.

         3.5 Governmental Approvals. The execution, delivery and performance by the Borrower and the Guarantors of the Operative Documents do not require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any federal, state or other governmental authority or agency other than as contemplated herein and therein.

         3.6 Defaults Under Other Documents. Neither the Borrower nor any Subsidiary is in default or in violation (nor has any event occurred which, with notice or lapse of time or both, would constitute a default or violation) under any document or any agreement or instrument to which it may be a party or under which it or any of its properties may be bound, the result of which would have a material adverse effect upon the Borrower's ability or any Guarantor's ability to perform its obligations under its Operative Documents or a Subsidiary's ability to pay dividends to the Borrower and/or the Guarantors, to the extent that such impaired ability would have a material adverse effect on the Borrower and its Subsidiaries, taken as a whole.

         3.7 Judgments. There are no outstanding or unpaid judgments (which are not adequately bonded) of the Borrower or any Subsidiary which would have a material adverse effect upon the Borrower's ability or any Guarantor's ability to perform its obligations under its Operative Documents or a Subsidiary's ability to pay dividends to the Borrower and/or the Guarantors, to the extent that such impaired ability would have a material adverse effect on the Borrower and its Subsidiaries, taken as a whole.

         3.8 Compliance with Laws. Neither the Borrower nor any Subsidiary is in violation of any laws, regulations or judicial or governmental decrees in any respect which would have any material adverse effect upon the validity or enforceability of any of the terms of the Borrower or any Guarantor's Operative Documents or which would have a material adverse effect upon the Borrower's ability or any Guarantor's ability to perform its obligations under its Operative Documents or a Subsidiary's ability to pay dividends to the Borrower and/or the Guarantors, to the extent that such impaired ability would have a material adverse effect on the Borrower and its Subsidiaries, taken as a whole.

         3.9 Taxes. All tax returns of the Borrower and its Subsidiaries for material taxes required to be filed have been filed or extensions permitted by law have been obtained; all taxes of the Borrower and its Subsidiaries of a material nature and which are due and payable as reflected on such returns have been paid, other than taxes which are due but for which only a nominal late payment penalty is payable and for which the taxing authority is not yet entitled to enforce its remedies for payment thereof and other than taxes being contested in good faith and with respect to which adequate reserves have been established; and no material amounts of taxes of the Borrower and its Subsidiaries not reflected on such returns are payable.

         3.10 Collateral. The Borrower and each Guarantor have good title to the Collateral and the Collateral is free from all liens, encumbrances or security interests, except for Permitted Liens and except as disclosed on Exhibit D attached hereto. The Borrower is a Delaware corporation with its principal place of business, chief executive office, and the principal place where it keeps its records concerning the Collateral at 4211 South 102nd Street, Omaha, Nebraska 68127.

         3.11 Pension Benefits. Neither the Borrower nor any Subsidiary maintains a Plan as defined in Section 3(3) of ERISA, or each such entity is in compliance with the minimum funding requirements with respect to any such Plan maintained by it to the extent applicable, and it has not incurred any material liability to the Pension Benefit Guaranty Corporation (other than liability for premiums) or otherwise under ERISA in connection with any such Plan.

         3.12 Margin Regulations. No part of the proceeds of any Advance hereunder shall be used for any purpose that violates, or which is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System of the United States.

         3.13 Financial Condition. The financial condition of the Borrower and its Subsidiaries is fairly presented in all material respects in the most recent financial statement which has been provided to the Agent and such financial statement does not contain any untrue statements of a material fact or omit to state any material fact necessary to make the statement therein not misleading in light of the circumstances under which it was made. No material adverse change has occurred since the date of such financial statement.

                                  IV. COVENANTS

         The Borrower hereby covenants that:

         4.1      Financial Reports.

                  (a) Within thirty (30) days after the end of each month, the Borrower, at its sole expense, shall furnish the Agent a consolidated balance sheet, a statement of earnings of the Borrower and its consolidated Subsidiaries, and a statement of cash flows of the Borrower and its consolidated Subsidiaries, all such financial statements to be prepared in accordance with GAAP consistently applied and certified as fairly presenting, in all material respects, the financial condition of the Borrower and its consolidated Subsidiaries, subject to normal changes resulting from year-end audit adjustments, by the chief financial officer of the Borrower.

                  (b) Within ninety (90) days after the close of the Borrower's fiscal year, the Borrower, at its sole expense, shall furnish the
         Agent: (i) a consolidated balance sheet, a statement of earnings of the Borrower and its consolidated Subsidiaries and a statement of cash flows of the Borrower and its consolidated Subsidiaries, certified by Deloitte & Touche LLP, or other comparable nationally recognized independent certified public accountants, that such financial reports fairly present in all material respects the financial condition of the Borrower and its consolidated Subsidiaries and have been prepared in accordance with GAAP consistently applied; and (ii) a certificate from such accountants certifying that in making the requisite audit for certification of the Borrower's financial statements, the auditors either (1) have obtained no knowledge, and are not otherwise aware of, any condition or event which constitutes an Event of Default or which with the passage of time or the giving of notice would constitute an Event of Default under this

         Agreement; or (2) have discovered such condition or event, as specifically set forth in such certificate, which constitutes an Event of Default or which with the passage of time or the giving of notice would constitute an Event of Default under such sections. The auditors shall not be liable to the Revolving Lenders by reason of the auditors' failure to obtain knowledge of such event or condition in the ordinary course of their audit unless such failure is the result of negligence or willful misconduct in the performance of the audit.

                  (c) Within thirty (30) days after submission to the Securities and Exchange Commission, the Borrower shall provide to the Agent copies of its Forms 10K and 10Q, as submitted to the Securities and Exchange Commission during the term of this Agreement, plus consolidating statements of the Borrower and its consolidated Subsidiaries, including a balance sheet, a statement of earnings and a statement of cash flows.

                  (d) Within thirty (30) days after the end of each month, the Borrower shall cause Ameritrade Online and iClearing to provide to the Agent the FOCUS report of Ameritrade, Inc. and iClearing for such month.

                  (e) Within thirty (30) days after the end of each month, the Borrower, at its sole expense, shall furnish the Agent a liquidity certificate of the chief financial officer of the Borrower in the form of Exhibit C attached hereto, setting forth such information (including detailed calculations) sufficient to verify the conclusions of such officer after due inquiry and review.

                  (f) The Borrower shall provide the Agent with such other financial reports and statements as the Revolving Lenders may reasonably request.

                  4.2      Corporate Structure and Assets.

                  (a) The Borrower shall not, and shall not permit any Guarantor to, merge or consolidate with any other corporation or entity without the prior written consent of the Requisite Revolving Lenders, except as provided in clause (b) below.

                  (b) The foregoing restriction on mergers and consolidations shall not apply if: (i) in the case of a merger, the Borrower or a Guarantor (provided that, in the event of a merger involving the Borrower, the Borrower shall be the surviving entity) is the surviving entity and expressly reaffirms its obligations hereunder; (ii) in the case of a consolidation, the resulting corporation expressly assumes the obligations of the Borrower or the Guarantor hereunder; (iii) the surviving or resulting corporation is organized under the laws of the United States or a jurisdiction thereof; (iv) after giving effect to such merger or consolidation, the surviving or resulting corporation will be engaged in substantially the same lines of business as are now engaged in by the Borrower and its Subsidiaries and businesses reasonably related thereto; and (v) immediately after giving effect to such merger or consolidation, no Event of Default will exist hereunder.

                 (c) The Borrower shall not, and shall not permit any Guarantor to, sell any assets, other than in the ordinary course of business, in an aggregate amount greater than five million dollars ($5,000,000); provided, however, that if the aggregate net cash proceeds obtained by the Borrower or any Guarantor through the sale of such assets exceeds one million dollars ($1,000,000), then the amount of such net cash proceeds exceeding one million dollars ($1,000,000) shall be used to repay the amount, if any, outstanding on the Notes. Notwithstanding the foregoing sentence, the following sales of assets are permitted hereunder, without any necessity of prepaying the Notes with the proceeds of such sales: (i) items that are obsolete or no longer necessary for operation of the business, (ii) Ameritrade Online's interest in Comprehensive Software Systems, Ltd., (iii) Ameritrade Online's interest in the NITE Stock, (iv) sales of assets to the Borrower or a Guarantor or another Subsidiary, (v) the interest of the Borrower and/or its Subsidiaries in Watcher Technologies LLC, (vi) the transaction with General Electric Capital Corp. related to Datek's building located in Jersey City, New Jersey, and (vii) the interest of the Borrower and/or its Subsidiaries in TradeCast, Inc., Bidwell & Company, Inc. and/or iClearing. Notwithstanding the foregoing prepayment requirements, any such prohibited sale shall remain a violation of this Agreement. For purposes of this Section 4.2(c), "net cash proceeds" shall mean the amount in cash or cash equivalents received from the sale after taxes and after payment of all costs and expenses incurred in connection with the sale, including brokerage or similar fees.

                  (d) In addition, the Borrower and the Guarantors shall not engage in any business materially different from that in which they are presently engaged and businesses reasonably related thereto without the prior written consent of the Requisite Revolving Lenders, which consent shall not be unreasonably withheld.

                  (e) The Borrower shall at all times maintain a one hundred percent (100%) ownership interest in Ameritrade Online and Datek.

         4.3 Indebtedness. The Borrower shall not, and shall not permit any Guarantor to, have any Indebtedness other than Permitted Indebtedness.

         4.4 Use of Proceeds. No part of the proceeds of the Advances shall be used for any purpose that violates, or which is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System of the United States.

         4.5 Notice of Occurrences. The Borrower shall give to the Agent written notification (promptly after the Borrower becomes aware thereof) of the existence or occurrence of:

                  (a) the occurrence of an Event of Default or Potential Event of Default hereunder;

                  (b) any proceedings instituted by or against the Borrower or any Subsidiary in any federal, state or local court or before any governmental body or agency, or before any arbitration board, or any such proceedings threatened against the Borrower or any Subsidiary by any governmental agency, or any change in law or regulation applicable to the Borrower or one or more of its Subsidiaries, which event alone or in the aggregate is, in the Borrower's reasonable judgment, likely to have a material adverse effect upon the

         Borrower's ability or a Guarantor's ability to perform its obligations under its Operative Documents;

                  (c) any default or event of default involving the payment of money under any agreement or instrument which is material to the Borrower or any Subsidiary to which such entity is a party or by which it or any of its property may be bound, and which default or event of default would have a material adverse effect upon the Borrower's ability or a Guarantor's ability to perform its obligations under its Operative Documents;

                  (d) the commencement of any proceeding under the Federal Bankruptcy Code or similar law affecting creditor's rights by or against the Borrower or any Subsidiary; and

                  (e) pending or threatened litigation exists against the Borrower or any Subsidiary with a prayer for damages in excess of $10,000,000 or for any other relief which is likely to have a material adverse effect upon the Borrower's ability or a Guarantor's ability to perform its obligations under its Operative Documents.

         4.6      Distributions.

                  (a) The Borrower shall not declare any dividends or make any cash distribution in respect of any shares of its capital stock or warrants of its capital stock, without the prior written consent of the Requisite Revolving Lenders; provided, however, that the Borrower may declare stock dividends.

                  (b) The Borrower shall not redeem stock or Subordinated Debt at any time at which an Event of Default or Potential Event of Default has occurred and is continuing or would exist after giving effect to such distribution, with an aggregate redemption value greater than Minimum Liquid Assets as of the date of distribution.

                  (c) Neither the Borrower nor any Subsidiary will enter into any agreements limiting a Subsidiary's ability to make dividends to the Borrower which are more restrictive than the net capital rule promulgated under Section 15(c) of the Exchange Act.

         4.7 Compliance with Law and Regulations. The Borrower and each Subsidiary shall comply in all material respects with all applicable federal and state laws and regulations except when the failure to so comply would not have a material adverse effect on the Borrower's business.

         4.8 Maintenance of Property; Accounting; Corporate Form; Taxes; Insurance.

                  (a) The Borrower and each Subsidiary shall maintain its property in good condition in all material respects, ordinary wear and tear excepted.

                  (b) The Borrower and each Subsidiary shall keep true books of record and accounts in which full and correct entries shall be made of all its business transactions, all in accordance with GAAP consistently applied.

                  (c) The Borrower and each Subsidiary shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate or limited liability company form of existence as is necessary for the continuation of its business in substantially the same form, except where such failure to do so with respect to any Subsidiary would not have a material adverse effect on the ability of the Borrower or of any Guarantor to perform its obligations under the Operative Documents.

                  (d) The Borrower and each Subsidiary shall pay all taxes, assessments and governmental charges or levies imposed upon it or its property; provided, however, that the Borrower or any Subsidiary shall not be required to pay any of the foregoing taxes which are being diligently contested in good faith by appropriate legal proceedings and with respect to which adequate reserves have been established.

         4.9 Inspection of Properties and Books. Each of the Borrower and each Guarantor shall recognize and honor the right of the Revolving Lenders, upon reasonable advance notice to an officer of such entity, to visit and inspect, during normal business hours, any of the properties of, to examine the books, accounts, and other records of, and to take extracts therefrom and to discuss the affairs, finances, loans and accounts of, and to be advised as to the same by the officers of, such entity at all such times, in such detail and through such agents and representatives as the Revolving Lenders may reasonably desire.

         4.10 Guaranties. Neither the Borrower nor any Subsidiary shall guaranty or become responsible for the Indebtedness (other than Permitted Indebtedness) of any other person or entity (other than wholly-owned Subsidiaries) in excess of an aggregate amount outstanding at any time of $1,000,000; provided, however, that, pursuant to the Guarantor Documents, Ameritrade Online and Datek shall act as guarantors of the obligations of the Borrower under the Operative Documents.

         4.11 Collateral. The Borrower shall not, and shall not permit any Guarantor to, incur or permit to exist any mortgage, pledge, lien, security interest or other encumbrance on the Collateral, other than Permitted Liens and except as otherwise permitted in the Security Agreements or the Pledge Agreements.

         4.12 Name; Location. The Borrower shall, and shall cause any Guarantor to, give the Agent thirty (30) days notice prior to changing its name, identity or corporate structure, state of incorporation, or its principal place of business, chief executive office or the place where it keeps its records concerning the Collateral.

         4.13 Notice of Change in Ownership or Management. During the term of this Agreement, the Borrower shall give the Revolving Lenders notice of the occurrence of any change, directly or indirectly, in the existing controlling interest in any Guarantor, which notice shall be given as soon as the Borrower obtains notice or knowledge of such change.

         4.14 Subordinated Debt. After the date of this Agreement, the Borrower shall not, and shall not permit any Subsidiary to, incur any subordinated debt or issue any preferred stock or warrants for preferred stock except upon the prior written consent of the Requisite Revolving Lenders. The Borrower shall not, and shall not permit any Subsidiary to, amend its articles of incorporation or any other documents or agreements relating to the issuance of subordinated debt, preferred stock or warrants for preferred stock without the prior written consent of the Requisite Revolving Lenders.

         4.15 Capital Expenditures. The Borrower and the Subsidiaries shall not incur capital expenditures commencing with the fiscal year beginning September __, 2003, determined in accordance with generally accepted accounting principles, of more than $50,000,000.00 in the aggregate.

         4.16     Acquisitions; Investments.

                  (a) Acquisitions. The Borrower shall not, and shall not permit any Subsidiaries to, make any Acquisitions without the prior written consent of the Requisite Revolving Lenders; provided, however, that without the consent of the Requisite Revolving Lenders the Borrower and its Subsidiaries shall be permitted to make in any fiscal year of the Borrower the following: (i) Acquisitions for which the Borrower or a Subsidiary pays cash in an aggregate amount not to exceed $75,000,000; and (ii) Acquisitions the consideration for which is payable by the issuance by the Borrower of capital stock having a value (determined, with respect to the consideration for any such Acquisition, at the time such Acquisition is consummated) not to exceed $250,000,000.00 in the aggregate. Notwithstanding the foregoing, Acquisitions permitted under this Section must be of such entities that are in similar lines of business as the Borrower and its Subsidiaries as of the date hereof.

                  (b) Investments. The Borrower shall not, and shall not permit any Subsidiaries to, acquire any Investments without the prior written consent of the Requisite Revolving Lenders; provided, however, that without the consent of the Requisite Revolving Lenders the Borrower and its Subsidiaries shall be permitted to make in any fiscal year of the Borrower the following Investments: (i) Permitted Investments; (ii) short term equity positions held by any Subsidiary that is a broker-dealer, in the normal course of its securities clearing business; (iii) Derivatives entered into in the ordinary course of business provided that Derivative Indebtedness does not at any time exceed $10,000,000 in the aggregate; (iv) bank deposits in the ordinary course of business; (v) contributions by the Borrower or any Subsidiary to the capital of any of its Subsidiaries; (vi) Investments by the Borrower in any Subsidiary or by any Subsidiary in the Borrower, or by any Subsidiary in any Subsidiary, by way of intercompany loans, advances or guaranties, so long as any Subsidiary receiving such Investment is wholly-owned by the Borrower or by a Guarantor and one hundred percent (100%) of such Subsidiary's stock or other equity interests are pledged to the Agent for the benefit of the Revolving Lenders; and (vii) Investments in securities of account debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors or in connection with any workout or restructuring of obligations of such account debtors. Any Investment which when made complies with the requirements of the definition of the term "Permitted Investment" may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; provided, however, Investments which cease to meet the requirements of clauses (a) - (e) of the Permitted Investments shall not be deemed to be Cash

         Equivalents. Notwithstanding the foregoing, the Borrower shall not be permitted to act as a market maker or to conduct trading activities, and no Subsidiary shall be permitted to conduct trading activities for its own account or to act as a market maker.

         4.17 Subsidiaries. The Borrower shall give prompt written notice to the Revolving Lenders of the Borrower's intent to acquire, or the Borrower's acquisition of, any Material Subsidiary. Upon the creation or acquisition of such Material Subsidiary, the Borrower shall cause a first security interest in the Borrower's equity interest in such Material Subsidiary to be perfected in favor of FNB-O, as agent for the Revolving Lenders; provided, however, that the Borrower shall not pledge to Agent any investment property or equity securities issued by any Material Subsidiary of the Borrower that is organized under the laws of any jurisdiction other than the United States of America (or any state thereof) in excess of sixty-five percent (65%) of the total voting power of all equity securities of such Material Subsidiary. The Borrower shall cause a Guarantor to give prompt written notice to the Revolving Lenders of that Guarantor's intent to acquire, or the Guarantor's acquisition of, any Material Subsidiary. Upon the creation or acquisition of such Material Subsidiary, each Guarantor shall cause a first security interest in such Guarantor's equity interest in such Material Subsidiary to be perfected in favor of FNB-O, as agent for the Revolving Lenders; provided, however, that the Guarantors shall not pledge to Agent any investment property or equity securities issued by any Material Subsidiary of any Guarantor that is organized under the laws of any jurisdiction other than the United States of America (or any state thereof) in excess of sixty-five percent (65%) of the total voting power of all equity securities of such Material Subsidiary.

         4.18 Regulatory Net Capital Requirement. Ameritrade, Inc., iClearing and any other Broker-Dealer Subsidiary that is a Material Subsidiary will have Regulatory Net Capital at all times in compliance with law but in no event less than five percent (5%) of aggregate debit items.

         4.19 Leverage Ratio. The Borrower shall at all times maintain on a consolidated basis a Leverage Ratio of not less than one hundred two percent (102%).

         4.20 Taxes. The Borrower shall, and shall cause its Subsidiaries to, pay all Federal and other material taxes imposed upon them before any penalties or interest accrue thereon; provided, however, that no such taxes need be paid for so long as they are being diligently contested in good faith by appropriate proceeding and with respect to which adequate reserves in accordance with GAAP have been established.

         4.21 ERISA. The Borrower shall not, and shall not permit any of its Subsidiaries, to:

                  (a) (i) engage in any transaction in connection with which the Borrower or any Subsidiary reasonably could be subject to either a criminal or civil penalty under section 501 or 502(i) of ERISA or a tax imposed by section 4975 of the Internal Revenue Code of 1986, as amended from time to time, (ii) fail to make full payment when due of all amounts which would be deductible by the Borrower or a Subsidiary and which, under the provisions of any Plan, applicable law or applicable collective bargaining agreement, the Borrower or any Subsidiary is required to pay as contributions thereto, or (iii) permit to exist any accumulated funding deficiency, whether or not waived, with respect to any

         Plan, if, in the case of any of subdivision (i), (ii) or (iii) above, such penalty or tax, or the failure to make such payment, or the existence of such deficiency, as the case may be, could have a material adverse effect on (a) the Borrower's or its Subsidiaries' abilities to conduct their business, (b) a Subsidiary's ability to pay dividends to the Borrower, to the extent that such impaired ability would have a material adverse effect on the Borrower and its Subsidiaries, taken as a whole, or (c) the Borrower's ability or any Guarantor's ability to perform its obligations under the Operative Documents; or

                  (b) permit the aggregate complete or partial withdrawal liability under Title IV of ERISA which is due and unpaid with respect to all Plans which are multiemployer plans (as defined in Section 4001(a)(3) of ERISA) incurred by the Borrower or one or more of its Subsidiaries to exceed $1,000,000.

         4.22 Expenses. The Borrower shall, immediately upon demand by the Agent, reimburse the Agent for all reasonable and documented costs and expenses, including reasonable and documented fees and expenses of counsel to the Agent, incurred by the Agent in connection with the negotiation and documentation of this Agreement, such payment to be payable at closing, and in connection with the transaction contemplated by the Operative Documents after the closing, including without limitation, any waiver, amendment or enforcement thereof, such payment to be payable on demand by the Agent. After the occurrence of an Event of Default, the Borrower shall, immediately upon demand, reimburse each Revolving Lender for all reasonable and documented costs and expenses, including reasonable and documented fees and expenses of counsel to such Revolving Lender, incurred by such Revolving Lender in connection with enforcing such Revolving Lender's rights under the Operative Documents, including, without limitation, in the context in, of and related to any bankruptcy case and any proceedings in any such bankruptcy case.

                             V. CONDITIONS PRECEDENT

         5.1 Closing Conditions. Any and all obligations of the Revolving Lenders to make their initial Advances hereunder are subject to satisfaction of the following conditions precedent:

                  (a) FNB-O, as agent, shall have received an opinion of counsel to the Borrower and the Guarantors covering such matters as the Agent may request (including, without limitation, corporate existence and good standing, corporate authority, due authorization, execution and delivery of the Operative Documents, and the legal, valid, binding and enforceable nature of the Operative Documents), such opinion to be satisfactory in form and substance to counsel to FNB-O;

                  (b) FNB-O, as agent, shall have received such certificates and documents as the Agent may reasonably request from the Borrower and the Guarantors, including articles of incorporation and bylaws, certificates regarding good standing, incumbency, copies of other corporate documents, and appropriate authorizing resolutions;

                  (c) the Operative Documents shall have been duly authorized and executed and shall be in full force and effect, and such UCC financing statements shall have been amended or continued as may be appropriate to perfect or continue the perfection of the security interest of FNB-O, as agent for the Revolving Lenders, in the Collateral;

                  (d) the Borrower and the Guarantors shall have delivered to FNB-O as agent such additional certificates covered by the Pledge Agreements, if any, to perfect the security interest of FNB-O, as agent for the Revolving Lenders, in the Collateral and such related stock powers, if any, endorsed in blank, or, at the option of FNB-O, evidence of the recording of the interest of FNB-O as agent in book entry form; and

                  (e) the Borrower shall have paid the reasonable and documented fees and expenses of counsel to the Agent in connection with the preparation, negotiation and execution of the Operative Documents.

                            VI. DEFAULTS AND REMEDIES

         6.1 Events of Default. Any of the following shall be deemed an event of default under this Agreement (an "Event of Default"):

                  (a) Any payment of principal required by any of the Operative Documents shall not be paid within three (3) Business Days after the date on which such payment was invoiced or due.

                  (b) Any payment of interest or other fees due hereunder or under any of the Operative Documents shall not be paid within three (3) Business Days after the date on which such payment was invoiced or due.

                  (c) Any representation or warranty of the Borrower or any Guarantor under any of the Operative Documents, or any financial reports or statements or certificates submitted pursuant to this Agreement, shall prove to have been false in any material respect when made.

                  (d) A failure of the Borrower or any Subsidiary to comply with any requirement or restriction applicable to such entity and contained in Sections 4.2, 4.3, 4.6, 4.10, 4.11, 4.14, 4.15, 4.16, 4.18, 4.19,
         4.20 (but solely if a lien has attached to assets of the Borrower or any Subsidiary as a result of such failure) or 4.21 of this Agreement.

                  (e) A failure of the Borrower, any Guarantor or any Subsidiary to comply with any requirement or restriction contained in any provision of the Operative Documents not otherwise specified in this
         Article VI, which failure remains unremedied for thirty (30) days following knowledge or receipt of notice as to such failure from any source.

                  (f) The occurrence of a default or a breach of any of the obligations of the Borrower or any Subsidiary (other than obligations of such Subsidiary to the Borrower) under any note, loan agreement, preferred stock, subordinated debt instrument or agreement (including the Subordinated Debt) or any other agreement evidencing an obligation to repay borrowed money when the aggregate amount of indebtedness thereby affected, as to the Borrower and/or any Subsidiary, exceeds $5,000,000.

                  (g) The entry of a final judgment that exceeds $10,000,000 against the Borrower or any Subsidiary for the payment of money, which is not covered by insurance, and the expiration of thirty (30) days from the date of such entry during which the judgment is not discharged in full or stayed.

                  (h) The occurrence of any one or more of the following:

                           (1) The Borrower or any Subsidiary shall file a
                  voluntary petition in bankruptcy or an order for relief shall be entered in a bankruptcy case as to such entity or shall file any petition or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors; or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of such entity or of all or any part of its property, or of any or all of the royalties, revenues, rents, issues or profits thereof, or shall make any general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts or shall generally not pay its debts as they become due; or

                           (2) A court of competent jurisdiction shall enter an
                  order, judgment or decree approving a petition filed against the Borrower or any Subsidiary seeking any reorganization, dissolution or similar relief under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors, and such order, judgment or decree shall remain unvacated and unstayed for an aggregate of sixty (60) days (whether or not consecutive) from the first date of entry thereof; or any trustee, receiver or liquidator of the Borrower or any Subsidiary or of all or any part of its property, or of any or all of the royalties, revenues, rents, issues or profits thereof, shall be appointed without the consent or acquiescence of such entity and such appointments shall remain unvacated and unstayed for an aggregate of sixty (60) days (whether or not consecutive); or

                           (3) A writ of execution or attachment or any similar
                  process shall be issued or levied against all or any part of or interest in the Collateral, or any judgment involving monetary damages shall be entered against the Borrower or any Subsidiary which shall become a lien on the Collateral or any portion thereof or interest therein and such execution, attachment or similar process or judgment is not released, bonded, satisfied, vacated or stayed within thirty (30) days after its entry or levy.

                  (i) A Change of Control shall occur.

                  (j) Any adverse regulatory action has been taken against the Borrower or one or more of its Subsidiaries which will materially adversely affect (a) the Borrower's or its Subsidiaries' abilities to conduct their business, (b) a Subsidiary's ability to pay dividends to the Borrower, to the extent that such impaired ability would have a material adverse effect on the Borrower and its Subsidiaries, taken as a whole, or (c) the

         Borrower's ability or any Guarantor's ability to perform its obligations under this Agreement or any of the Operative Documents.

                  (k) Any litigation has been filed against the Borrower or one or more of its Subsidiaries which will materially adversely affect (a) the Borrower's or its Subsidiaries' abilities to conduct their business, (b) a Subsidiary's ability to pay dividends to the Borrower, to the extent that such impaired ability would have a material adverse effect on the Borrower and its Subsidiaries, taken as a whole, or (c) the Borrower's ability or any Guarantor's ability to perform its obligations under this Agreement or any of the Operative Documents.

         6.2 Remedies. If an Event of Default occurs and is continuing, upon the election of the Requisite Revolving Lenders, the entire unpaid principal amount under the Notes, together with interest accrued thereon, shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, the Commitments of the Revolving Lenders hereunder shall terminate, and the Revolving Lenders may exercise their rights under the other Operative Documents or the Notes, including, without limitation, under the Security Agreements and the Pledge Agreements. Upon the occurrence of an Event of Default described in Section 6.1(h)(1) or (2) hereof, acceleration under this Section 6.2 shall occur automatically without the election, declaration, notice or other act on the part of any of the Revolving Lenders. In addition, the Revolving Lenders shall have such other remedies as are available at law and in equity. Remedies under this Agreement, the Operative Documents, and the Notes are cumulative. Any waiver must be in writing by the Revolving Lenders and no waiver shall constitute a waiver as to any other occurrence which constitutes an Event of Default or as to any party not specifically included in such written waiver.

                         VII. INTER-CREDITOR AGREEMENTS

         7.1 FNB-O as Servicer. FNB-O will act as sole servicer of the loans evidenced by the Notes. For purposes of this Article VII, the term Event of Default means any Event of Default hereunder. FNB-O will enforce, administer and otherwise deal with the loans made by the Revolving Lenders in accordance with safe and prudent banking standards employed by FNB-O in the case of the loan made by FNB-O. Without limiting the generality of the foregoing, FNB-O will, on its own behalf and on behalf of the Revolving Lenders: (i) maintain originals of the Operative Documents (excluding the Notes); (ii) receive requests for Advances from the Borrower, promptly transmit the same to the Revolving Lenders and make such Advances on behalf of the Revolving Lenders (provided that FNB-O is assured of reimbursement therefor by the other Revolving Lenders for their pro rata shares); (iii) receive payments and prepayments from the Borrower and apply such payments as provided in Section 7.2; (iv) receive notices and financial statements from the Borrower and send copies thereof to the Revolving Lenders if FNB-O has reasonable cause to believe that such Revolving Lenders have not received such notice or financial statement from another source; and (v) advise the Revolving Lenders of the occurrence of any Event of Default of which FNB-O obtains actual knowledge. The Revolving Lenders agree not to attempt to take any action against the Borrower under the Operative Documents or the Notes, or with respect to the indebtedness evidenced thereby without FNB-O's consent unless the Requisite Revolving Lenders shall have requested FNB-O to take specific action against the Borrower and FNB-O shall have failed to do so within a reasonable period after receipt of such request. All actions, consents, waivers and approvals by the Revolving Lenders shall be deemed taken or given and amendments hereto deemed agreed to if the Requisite Revolving Lenders shall have indicated their consent thereto. Notwithstanding the foregoing, approval of a Revolving Lender shall be required for: (i) any reduction or compromise of the principal loan amount of any Note held by such Lender, the amount or rate of interest accrued or accruing thereon or the fees due hereunder; and (ii) extension of the date of any scheduled payment under such Note; and unanimous consent of all the Revolving Lenders shall be required for (iii) permitting the sale of or releasing the security interest of the Revolving Lenders in Collateral which comprises more than ten percent (10%) of net book value of fixed assets of the Borrower on a consolidated basis (other than sales or dispositions permitted by Section 4.2 and releases of Collateral in connection with such sales and dispositions); and (iv) any amendment of Sections 7.1 or 7.2 hereof. The Revolving Lenders irrevocably authorize the Agent, at its option and in its discretion, (a) to release any Lien granted to or held by the Agent under any Operative Document (i) upon termination of the Commitments and payment in full of all Revolving Loans and all other obligations of the Borrower hereunder and the expiration or termination of all Letters of Credit; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; or (iii) if approved, authorized or ratified in writing by the Requisite Revolving Lenders, or all Revolving Lenders if required by clause (iii) of the immediately preceding sentence; or (b) to subordinate its interest in any collateral to any holder of a Lien on such collateral that is permitted by clause (viii) or (xi) of the definition of "Permitted Liens". Upon request by the Agent at any time, the Revolving Lenders will confirm in writing the Agent's authority to release, or subordinate its interest in, particular types or items of collateral pursuant to this Section 7.1. A Revolving Lender's commitment hereunder may not be increased without the consent of such Revolving Lender, it being understood, however, that increases in the total revolving credit facility hereunder may be made with the consent of the Requisite Revolving Lenders, so long as such increase does not result in the increase of any non-consenting Revolving Lender's commitment hereunder.

         7.2 Application of Payments. At all times other than when an Event of Default has occurred and is continuing, payments or prepayments made by the Borrower may be applied to the indebtedness designated by the Borrower or otherwise applied as follows:

                  (a) first, to pay interest to date on the Notes and fees due to the Revolving Lenders;

                  (b) second, pro rata to the Revolving Lenders, such pro rata share to be determined as set forth below in subsection (bb) of this
         Section 7.2.

After the occurrence and during the continuance of an Event of Default, payments or prepayments on the Notes received by FNB-O or any of the Revolving Lenders and funds realized upon the disposition of any of the Collateral shall be applied as follows:

                  (aa) first, to reimburse FNB-O for any reasonable and documented costs, expenses, and disbursements (including reasonable and documented attorneys' fees) which may be incurred or made by FNB-O: (i) in connection with its servicing obligations; (ii) in the process of collecting such payments or funds; or (iii) as advances made by FNB-O to protect the Collateral (provided, however, that FNB-O shall have no obligation to make such protective advances); and

                  (bb) second, pari passu among the Revolving Lenders, based on their respective pro rata shares of the funds to be applied. Each Revolving Lender's pro rata share shall be equal to a fraction, (x) the numerator of which shall be the total principal loan amount then outstanding which is owing to each such Revolving Lender under its Notes, and (y) the denominator of which shall be the total Principal Loan Amount then outstanding which is owing to the Revolving Lenders under all Notes.

Except as specifically provided in this Section 7.2, FNB-O shall have no obligation to repay or prepay any amount due from the Borrower to any of the other Revolving Lenders nor shall FNB-O have any obligation to purchase all or a part of any Note hereunder or any Advance made by any Revolving Lenders, nor shall the Revolving Lenders have any recourse whatsoever against FNB-O with respect to any failure of the Borrower to repay the indebtedness referenced herein.

         7.3 Liability of FNB-O. FNB-O shall not be liable to the Revolving Lenders for any error of judgment or for any action taken or omitted to be taken by it hereunder, except for gross negligence or willful misconduct. Without limiting the generality of the foregoing, FNB-O, except as expressly set forth herein, (a) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no representation or warranty with respect to, and shall not be responsible for, the accuracy, completeness, execution, legality, validity, legal effect or enforceability of this Agreement, the Notes, or the other Operative Documents, or the value or sufficiency of any Collateral given by the Borrower or any Guarantor or the priority of the Revolving Lenders' security interest therein or the financial condition of the Borrower or any Guarantor; and (c) shall not be responsible for the performance or observance of any of the terms, covenants or conditions of the Operative Documents on the part of the Borrower or of any Guarantor and shall not have any duty to inspect the property (including, without limitation, the books and records) of the Borrower or of any Guarantor.

         7.4 Transfers. No Revolving Lender shall subdivide or transfer its respective Notes (except to a Federal Reserve Bank) without first giving ten
(10) days prior written notice to and obtaining the prior written consent (which consent shall not be unreasonably withheld) of FNB-O and the Borrower. No Revolving Lender may grant a participation in any Advance hereunder without the prior written consent of FNB-O (which consent shall not be unreasonably withheld).

         7.5 Reliance. The Revolving Lenders acknowledge that they have been advised that none of the Notes nor any interest therein or related thereto has been (i) registered under the Securities Act of 1933, as amended, nor (ii) insured by the Federal Deposit Insurance Corporation. The Revolving Lenders acknowledge that they have received from the Borrower all financial information and other data relevant to their decision to extend credit to the Borrower and that they have independently approved the credit quality of the Borrower.

         7.6 Relationship of Lenders. The Revolving Lenders intend for the relationships created by this Agreement to be construed as concurrent direct loans from each Revolving Lender respectively to the Borrower. Nothing herein shall be construed as a loan from any Revolving Lender to FNB-O or as creating a partnership or joint venture relationship among them.

         7.7 New Revolving Lenders. In the event that new Revolving Lenders are added to this Agreement, such Revolving Lenders shall be required to agree to the inter-creditor provisions of this Article VII.

         7.8 Agenting Fee. The Borrower will pay to FNB-O a quarterly agenting fee equal to $2,500.00, payable quarterly on or before the last day of such quarter.

                      VIII. REIMBURSEMENTS; INDEMNIFICATION

         8.1 Capital Adequacy. If, after the date hereof, the adoption or implementation of any applicable law, rule or regulation regarding capital adequacy (including, without limitation, any law, rule or regulation implementing the Basle Accord), or any change therein, or any change in the interpretation or administration thereof by any central bank or other governmental authority charged with the interpretation or administration thereof, or compliance by a Revolving Lender (or its parent) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such central bank or other governmental authority (including, without limitation, any guideline or other requirement implementing the Basle Accord), has or would have the effect of reducing the rate of return on such Revolving Lender's capital as a consequence of its obligations hereunder or the transactions contemplated hereby to a level below that which such Revolving Lender could have achieved but for such adoption, implementation, change or compliance (taking into consideration such Revolving Lender's policies with respect to capital adequacy) by an amount deemed by such Revolving Lender to be material, then such Revolving Lender shall provide to the Borrower notice of such matter, and from time to time thereafter within ten (10) Business Days after demand by such Revolving Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), the Borrower shall pay to such Revolving Lender such additional amount or amounts as will compensate such Revolving Lender for such reduction which is incurred by such Revolving Lender after the date of such Revolving Lender's notice to the Borrower under this Section 8.1. Notwithstanding the preceding sentence, upon Borrower's receipt of such notice from such Revolving Lender, Borrower may provide to such Revolving Lender its notice of prepayment in accordance with Section 2.5 hereof. A certificate of such Revolving Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be prima facie evidence thereof, provided that the determination thereof is made on a reasonable basis. In determining such amount or amounts, such Revolving Lender may use any reasonable averaging and attribution methods. Upon receipt of a notice from a Revolving Lender under this section, the Borrower, upon ten (10) days prior written notice to the Agent, may replace such Revolving Lender with a new Revolving Lender that would not require a payment under this section, which replacement Revolving Lender shall purchase the rights and assume the obligations of the replaced Revolving Lender under this Agreement and the other Operative Documents for a price equal to the outstanding principal and accrued but unpaid interest on the Note issued to such replaced Revolving Lender, plus the amount of other fees (including without limitation the commitment fee payable in accordance with Section 2.2 (a) of this Agreement), such fees to be pro rated through the purchase and assumption date; provided, however, that such replacement Revolving Lender must be reasonably acceptable to the Agent.

         Each Revolving Lender shall promptly notify the Borrower and the Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Revolving Lender's reasonable judgment, otherwise disadvantageous to such Revolving Lender) to mitigate or avoid, any obligation by the Borrower to pay any amount pursuant to this Section 8.1 (and, if any Revolving Lender has given notice of any such event and thereafter such event ceases to exist, such Revolving Lender shall promptly so notify the Borrower and the Agent). Without limiting the foregoing, each Revolving Lender will designate a different funding office if such designation will avoid (or reduce the cost to the Borrower of) any event described in the preceding sentence and such designation will not, in such Revolving Lender's reasonable judgment, be otherwise disadvantageous to such Revolving Lender.

         8.2 General Indemnity. The Borrower shall indemnify each Revolving Lender and its directors, officers, employees and agents from and against any and all losses, claims, liabilities, damages, reasonable and documented attorneys' fees and disbursements, and other reasonable and documented costs and expenses which the indemnified party may at any time sustain or incur in connection with the Borrower's use of loan proceeds; provided that the indemnified party shall not have any right to be indemnified for its own gross negligence or willful misconduct. All indemnities and all provisions relative to reimbursement to the Revolving Lenders of amounts sufficient to compensate the Revolving Lenders for changes in capital adequacy requirements, including, but not limited to, Section 8.1 hereof, shall survive the termination of this Agreement and the payment of the Notes.

                                IX. MISCELLANEOUS

         9.1 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, except as specified by Section 7.1, may not be effectively amended, changed, modified or altered, except in writing executed by the Borrower and the Requisite Revolving Lenders.

         9.2 Governing Law. The Operative Documents shall be governed by and construed pursuant to the laws of the State of Nebraska.

         9.3 Notices. Until changed by written notice from one party hereto to the other, all communications under the Operative Documents shall be in writing and shall be hand delivered or mailed by registered mail to the parties, and shall be deemed given when mailed, as follows:

                  If to the Borrower:

                           AMERITRADE HOLDING CORPORATION
                           4211 South 102nd Street
                           Omaha, Nebraska 68127
                           Attention:  Mr. John R. MacDonald

                  If to the Guarantors:

                           AMERITRADE ONLINE HOLDINGS CORP.
                           4211 South 102nd Street
                           Omaha, Nebraska 68127
                           Attention:  Mr. John R. MacDonald

                           DATEK ONLINE HOLDINGS CORP.
                           4211 South 102nd Street
                           Omaha, Nebraska 68127
                           Attention:  Mr. John R. MacDonald

                  If to the Agent:

                           FIRST NATIONAL BANK OF OMAHA
                           1620 Dodge Street
                           Omaha, Nebraska  68197-1050
                           Attention:  Mr. Mark A. Baratta

                  If to the Revolving Lenders, at their respective addresses listed herein.

         9.4 Headings. The captions and headings herein are for convenience only and in no way define or limit the scope or intent of any provisions or sections of this Agreement.

         9.5 Counterparts. This Agreement may be executed in several counterparts and such counterparts together shall constitute one and the same instrument.

         9.6 Survival; Successors and Assigns. The covenants, agreements, representations and warranties made herein, and in the certificates delivered pursuant hereto, shall survive the execution and delivery to the Revolving Lenders of this Agreement and shall continue in full force and effect so long as any Note or any obligation to the Revolving Lenders under any of the Operative Documents (other than contingent obligations that, by their terms, survive the termination hereof) is outstanding and unpaid or any Commitment remains in effect. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party, and all covenants, promises and agreements by or on behalf of the Borrower which are contained in this Agreement shall bind the successors and assigns of the Borrower and shall inure to the benefit of the successors and assigns of the Revolving Lenders.

         9.7 Severability. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         9.8 Assignment. The Borrower may not assign its rights or obligations hereunder and any assignment in contravention of the terms hereof shall be void.

         9.9 Consent to Form of Pledge Agreements and Security Agreements. The parties hereto expressly approve the form of the Pledge Agreements and the Security Agreements.

         IN WITNESS WHEREOF, the Borrower and the Revolving Lenders have caused this Agreement to be executed by their duly authorized corporate officers as of the day and year first above written.

                                    AMERITRADE HOLDING CORPORATION

                                    By:/s/ John R. MacDonald
                                       -----------------------------------------

                                    Title: EVP, CFO & Treasurer

                                    FIRST NATIONAL BANK OF OMAHA

                                    By:/s/ Mark A. Baratta
                                      ------------------------------------------

                                    Title: Vice President

NOTICE: A credit agreement must be in writing to be enforceable under Nebraska law. To protect you and us from any misunderstandings or disappointments, any contract, promise, undertaking, or offer to forebear repayment of money or to make any other financial accommodation in connection with this loan of money or grant or extension of credit, or any amendment of, cancellation of, waiver of, or substitution for any or all of the terms or provisions of any instrument or document executed in connection with this loan of money or grant or extension of credit, must be in writing to be effective.

                              INITIALED:

                                /s/ JRM
                              ----------------
                              Borrower

                                               LASALLE BANK NATIONAL ASSOCIATION

                                               By:/s/ Lezlee Schutty
                                                  ------------------------------

                                               Title: Commercial Loan Officer

NOTICE: A credit agreement must be in writing to be enforceable under Nebraska law. To protect you and us from any misunderstandings or disappointments, any contract, promise, undertaking, or offer to forebear repayment of money or to make any other financial accommodation in connection with this loan of money or grant or extension of credit, or any amendment of, cancellation of, waiver of, or substitution for any or all of the terms or provisions of any instrument or document executed in connection with this loan of money or grant or extension of credit, must be in writing to be effective.

                                            INITIALED:

                                            /s/JRM
                                            ------------
                                            Borrower

                                    M&I MARSHALL & ILSLEY BANK

                                    By:/s/ Mark P. Schaus
                                       -----------------------------------------

                                    Title: Vice President

NOTICE: A credit agreement must be in writing to be enforceable under Nebraska law. To protect you and us from any misunderstandings or disappointments, any contract, promise, undertaking, or offer to forebear repayment of money or to make any other financial accommodation in connection with this loan of money or grant or extension of credit, or any amendment of, cancellation of, waiver of, or substitution for any or all of the terms or provisions of any instrument or document executed in connection with this loan of money or grant or extension of credit, must be in writing to be effective.

                            INITIALED:

                             /s/ JRM
                            -------------
                             Borrower

                                    WELLS FARGO BANK, NATIONAL ASSOCIATION

                                    By:/s/ Daniel A. Toll
                                       -----------------------------------------

                                    Title:  Vice President

NOTICE: A credit agreement must be in writing to be enforceable under Nebraska law. To protect you and us from any misunderstandings or disappointments, any contract, promise, undertaking, or offer to forebear repayment of money or to make any other financial accommodation in connection with this loan of money or grant or extension of credit, or any amendment of, cancellation of, waiver of, or substitution for any or all of the terms or provisions of any instrument or document executed in connection with this loan of money or grant or extension of credit, must be in writing to be effective.

                                    INITIALED:

                                      /s/ JRM
                                    ---------------------------
                                    Borrower

                                   APPENDIX I

                          TO THIRD AMENDED AND RESTATED
                           REVOLVING CREDIT AGREEMENT
                                      AMONG
                         AMERITRADE HOLDING CORPORATION
                                       AND
                     FIRST NATIONAL BANK OF OMAHA, AS AGENT
                                       AND
                         REVOLVING LENDERS PARTY HERETO

                          REVOLVING CREDIT COMMITMENTS

                          REVOLVING CREDIT COMMITMENTS
                         AMERITRADE HOLDING CORPORATION

                                       REVOLVING                 REVOLVING      CLOSING
LENDER                                COMMITMENT                COMMITMENT %    FEE(1):
------                                ----------                ------------     -----
First National Bank
of Omaha                            $   25,000,000                    33.3%     $ 7,500

LaSalle Bank National
Association                         $   25,000,000                    33.3%     $ 7,500

M&I Bank Marshall &
Ilsley Bank                         $   15,000,000                      20%     $ 7,500

Wells Fargo Bank,
National Association                $   10,000,000                    13.3%     $15,000

TOTAL REVOLVING                     --------------
CREDIT COMMITMENT                   $75,000,000.00

Dated as of December 15, 2003.

(1) Closing fees will be equal to .0015 (15 bps) times the size of the increase in the respective Commitment as shown below:

Commitment Amount Increase              Closing Fee
--------------------------              -----------
    $ 5,000,000.00                       $ 7,500.00

    $10,000,000.00                       $15,000.00